Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS

FIRST QUARTER 2006 RESULTS

BOCA RATON, Fla. – May 8, 2006 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $159.8 million for the first quarter ended March 31, 2006, and net income of $4.6 million, or $0.14 per diluted share. This compares to revenue of $158.8 million and net income of $3.6 million, or $0.11 per diluted share, in the same quarter of the prior year. Cash flow from operations for the first quarter of 2006 was $10.2 million.

“I am pleased with the year over year growth in revenue and earnings that we experienced in the first quarter of 2006 along with the strong cash flow that we generated. However, the resumption of more robust growth rates in our industry has not yet occurred. We believe the primary reason is the continuation of weak admissions patterns at acute care hospitals in the first quarter that reflected an extremely mild flu season this year, which weighed against the improvements we have seen in the nurse labor market,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

“In the meantime, we remain focused on taking advantage of the current operating environment to improve our gross profit margin. We feel this is the most efficient means of improving profitability in the near term, which should allow us to report positive earnings momentum this year for the first time since 2002,” added Mr. Boshart.

Healthcare Staffing

For the first quarter of 2006, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical trials staffing) generated revenue of $147.6 million, which was consistent with the first quarter of the prior year. Segment revenue was essentially flat on a year over year basis reflecting higher bill rates in the travel staffing business that were essentially offset by a decline in revenue from clinical trials staffing and per diem staffing. While total segment staffing volume declined 3% from the prior year, staffing volume for the core travel nurse staffing business only was essentially flat on a year over year basis and down 3% sequentially from the fourth quarter of 2005. Historically, the Company’s gross profit margin in its core travel nurse staffing business typically declines sequentially in the first quarter due to the reset of payroll taxes, as well as two less days than in the fourth quarter, which also impacts the Company’s ability to leverage housing expenses.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), increased 12% in the first quarter of 2006 to $13.9 million from $12.4 million in the same quarter of 2005, primarily reflecting a decrease in insurance expenses and expansion of the bill-pay spread in the core nurse staffing business that was partially offset by higher housing costs.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Other Human Capital Management Services

For the first quarter of 2006, the other human capital management services business segment (education and training and retained search business) generated revenue of $12.2 million, a 9% increase from revenue of $11.3 million in the same quarter of the prior year. This was primarily due to an increase in revenue from the retained search business that was partially offset by lower revenue in the education and training business. Contribution income in the first quarter of 2006 increased 26% to $2.6 million from the same quarter a year ago, reflecting a comparable year over year shift in the mix of business toward the retained search business, which generates substantially higher margins than the education and training business.

Debt Repayment

During the first quarter of 2006, the Company reduced its borrowings under its revolving credit facility by $6.6 million from the end of the prior quarter. At March 31, 2006, the Company had $18.7 million of total debt on its balance sheet, which represented a debt to total capitalization ratio of less than 5%.

Stock Repurchase Program Update

The Company repurchased 38,500 shares of its common stock during the first quarter of 2006 at an average cost of $17.31 per share. The Company can purchase up to an additional 195,272 shares at an aggregate cost not to exceed approximately $5.9 million under this previously authorized stock repurchase program. Under this program, the shares may be purchased from time-to-time in the open market and may be discontinued at any time at the Company’s discretion. At March 31, 2006, the Company had approximately 32.1 million shares outstanding.

Guidance for Second Quarter of 2006

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, repurchases of the Company’s common stock, or pending legal matters.

Based on the present industry dynamics and seasonal factors, Cross Country Healthcare expects revenue in the second quarter of 2006 to be in the $159 million to $161.5 million range and EPS per diluted share to be in the range of $0.13 to $0.15.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, May 9th at 9:00 a.m. Eastern Time to discuss its first quarter 2006 financial results. This call will be webcast live by Thomson Financial/CCBN and may be accessed at the Company’s web site at www.crosscountry.com or by dialing 877-308-9759 from anywhere in the U.S. or by dialing 706-679-5563 from non-U.S. locations – no Passcode is required. A replay of the webcast will be available through May 23rd. A replay of the conference call will be available by telephone from May 9th through May 23rd by calling 800-642-1687 from anywhere in the U.S. or by calling 706-645-9291 from non-U.S. locations – Passcode: 7641973#.

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About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a national client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company’s press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is our intention to update its guidance quarterly, it should not be assumed that our silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Condensed Consolidated Statements of Income (a)

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005	% Change

Revenue from services	$159,834	$158,805	1%
Operating expenses:
Direct operating expenses	122,445	124,225	(1%)
Selling, general and administrative expenses	28,173	25,524	10%
Bad debt expense	(128)	402	(132%)
Depreciation	1,322	1,130	17%
Amortization	356	356	0%
Total operating expenses	152,168	151,637	0%
Income from operations	7,666	7,168	7%
Other expenses:
Interest expense, net	386	917	(58%)
Income from continuing operations before income taxes	7,280	6,251	16%
Income tax expense	2,817	2,419	16%
Income from continuing operations	4,463	3,832	16%
Discontinued operations, net of income taxes	107	(196)	(155%)
Net income	$4,570	$3,636	26%

Net income/(loss) per common share - basic:
Income from continuing operations	$0.14	$0.12
Discontinued operations, net of income taxes	0.00	(0.01)
Net income	$0.14	$0.11

Net income/(loss) per common share - diluted:
Income from continuing operations	$0.14	$0.12
Discontinued operations, net of income taxes	0.00	(0.01)
Net income	$0.14	$0.11

Weighted average common shares outstanding - basic	32,127	32,207
Weighted average common shares outstanding - diluted	32,821	32,680

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(a)

The prior period has been reclassified to conform to the 2006 presentation.

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheet

(Unaudited, amounts in thousands)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$1,555	$—
Accounts receivable, net	103,072	107,787
Deferred tax assets	7,597	7,642
Income taxes receivable	2,436	2,752
Other current assets	22,148	22,571
Total current assets	136,808	140,752
Property and equipment, net	16,494	16,477
Trademarks, net	15,499	15,499
Goodwill, net	302,854	302,854
Other identifiable intangible assets, net	5,034	5,390
Debt issuance costs, net	662	689
Total assets	$477,351	$481,661

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,620	$12,082
Accrued employee compensation and benefits	46,738	47,940
Current portion of long-term debt	3,598	5,483
Other current liabilities	4,881	4,378
Total current liabilities	63,837	69,883
Non-current deferred tax liabilities	34,924	32,546
Long-term debt	15,144	19,946
Total liabilities	113,905	122,375

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	254,929	255,340
Retained earnings	108,514	103,943
Total stockholders' equity	363,446	359,286

Total liabilities and stockholders' equity	$477,351	$481,661

Cross Country Healthcare, Inc.

Segment Data  (a) (b)

(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2006	2005	% Change

Revenue from unaffiliated customers:
Healthcare staffing	$147,600	$147,555	0%
Other human capital management services	12,234	11,250	9%
	$159,834	$158,805	1%

Contribution income (c):
Healthcare staffing	$13,874	$12,415	12%
Other human capital management services	2,589	2,049	26%
	16,463	14,464	14%

Unallocated corporate overhead	7,119	5,810	23%
Depreciation	1,322	1,130	17%
Amortization	356	356	0%
Interest expense, net	386	917	(58%)
Income from continuing operations before income taxes	$7,280	$6,251	16%

Cross Country Healthcare, Inc.

Financial Statistics

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Net cash provided by operating activities (in thousands)	$10,230	$3,326
FTEs (d)	5,426	5,610
Weeks worked (e)	70,538	72,930
Average healthcare staffing revenue per FTE per week (f)	2,092	2,023

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(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Certain 2005 quarterly amounts have been reclassified to conform to 2006 presentation.

(c)

Defined as income from continuing operations before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(d)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(e)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(f)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.